UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/12/2005

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-49629

DE	33-0933072
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of Principal Executive Offices, Including Zip Code)

949-399-4500
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On July 12, 2005, we entered into an employment agreement and indemnification agreement with Kenneth R. Lombardo as our General Counsel and Vice-President, Legal. The material terms of each of these agreements are described below.

Employment Agreement

Our employment agreement with Mr. Lombardo provides an annual base salary of $225,000, for the first twelve months of the term of his agreement, which is subject to annual review. The employee will also receive a one-time signing bonus of $50,000. During his term of employment, the employee is entitled to receive the same fringe benefits that we generally make available to our executive officers, which currently include medical insurance and participation in our 401(k) and non-qualified deferred compensation plans. The employee is also entitled to receive term life and supplemental long-term disability insurance coverage, four weeks of paid vacation each year, paid sick leave and a monthly auto allowance of $700. During the term of his employment, the employee will be eligible for an annual cash bonus based on the achievement of corporate and individual performance objectives to be determined by the CEO and approved by our Compensation Committee, as well as awards, such as stock options and restricted stock, under our long term incentive plans. The employee's employment can generally be terminated by either us or the employee for any reason with 30 days prior written notice, but we can terminate his employment for cause (as defined in his employment agreement) without notice.

Subject to the conditions and other limitations set forth in his employment agreement, the employee will be entitled to the following severance benefits if we terminate his employment without cause or if he terminates his employment for good reason (as defined in his employment agreement): (i) a lump sum cash payment equal to two (2) times the employee's base salary at the time of termination; (ii) continuation of his fringe benefits and term life insurance coverage; (iii) immediate vesting of his outstanding stock options and other stock-based compensation awards; and (iv) limited tax gross up payments to the extent that his aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code of 1986, as amended. The employee's eligibility to receive any severance payments or other benefits upon his termination is conditioned upon him executing a general release of liability. The employee will not be entitled to any severance benefits if we terminate his employment for cause or if he terminates his employment without good reason.

The foregoing description of our employment agreement with Mr. Lombardo is qualified by reference to the complete terms of this agreement, a copy of which is filed herewith as Exhibit 10.1.

Indemnification Agreement

On July 12, 2005, we entered into an indemnification agreement with Mr. Lombardo. The indemnification agreement is substantially similar to the form of indemnification agreement that we have previously entered into with our existing executive officers and directors, which provides for the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation, as well as certain additional procedural protections. This indemnification agreement may require us, among other things, to indemnify the employee against liabilities that may arise by reason of his status or service as an officer, other than liabilities arising from willful misconduct. This indemnification agreement also may require us to advance any expenses incurred by the employee as a result of any proceeding against him as to which he could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

For further information on the terms of this indemnification agreement, reference is made to the form of Indemnification Agreement filed as Exhibit 10.21 to our Registration Statement on Form S-1 (No. 333-101668), filed on December 5, 2002, which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1: Employment Agreement, dated July 12, 2005, by and between Kenneth R. Lombardo and Quantum Fuel Systems Technologies Worldwide, Inc.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: July 15, 2005.	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement, dated July 12, 2005, by and between Kenneth R. Lombardo and Quantum Fuel Systems Technologies Worldwide, Inc.